UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A (Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

GENCO SHIPPING & TRADING LIMITED
(Exact name of registrant as specified in its charter)

The Republic of the Marshall Islands (Jurisdiction of Incorporation or Organization)	98-0439758 (I.R.S. Employer Identification No.)

299 Park Avenue, 12th Floor New York, New York (Address of Principal Executive Offices)	10171 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Stock Purchase Rights	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

This Form 8‑A/A (Amendment No. 1) is being filed by Genco Shipping & Trading Limited (the “Company”) to amend the Registration Statement on Form 8‑A filed by the Company with the Securities and Exchange Commission on October 1, 2025 (the “Original Registration Statement”).

Item 1.	Description of Registrant’s Securities to be Registered

On November 10, 2025, Genco Shipping & Trading Limited (the “Company”) entered into the First Amendment to Shareholder Rights Agreement (the “Amendment”) to amend the Shareholder Rights Plan, dated as of October 1, 2025 (the “Rights Agreement”), between the Company and Computershare Inc. Capitalized terms used but not otherwise defined have the meanings given to them in the Rights Agreement.

The Amendment amends and restates the definition of “Acquiring Person” to change the beneficial ownership threshold to become an Acquiring Person, thereby triggering the Rights Plan, to 10% (or 15% in the case of any 13G Investor as defined below).  The definition also excludes the Grandfathered Shareholder, a shareholder that currently has beneficial ownership of nearly 15% of our Common Stock, subject to limitations discussed below.

The Board deemed the Amendment to be in the best interests of the Company and its shareholders and appropriate and proportionate based on its ongoing assessment of the facts and circumstances following the Company’s entry into the Rights Agreement.  These include the rapid accumulation of the Company’s Common Stock by a competitor and the possibility that the competitor could seek to transfer its position in whole or in part.

The Rights Agreement remains similar to plans adopted by other public companies and is intended to enable all Company shareholders to realize the long-term value of their investment. It is designed to reduce the likelihood that any entity, person, or group would gain control of or significant influence over the Company through open-market accumulation or other tactics potentially disadvantaging the interests of all shareholders, without paying all shareholders an appropriate control premium. The Rights Agreement as amended by the Amendment will continue to provide the Board sufficient time to fulfill its fiduciary duties on behalf of all shareholders, and it does not prevent the Board from considering any proposal. The Rights Agreement as amended is not intended to deter offers that are fair and otherwise in the best interest of the Company’s shareholders.

The Grandfathered Shareholder will lose its status as such if its beneficial ownership of our Common Stock exceeds 15% or if it acquires additional shares of our Common Stock after its beneficial ownership percentage decreases but remains at 10% or greater. The Amendment defines “Grandfathered Shareholder” as Diana Shipping Inc.; provided, however, that Diana Shipping Inc. shall cease to be the Grandfathered Shareholder at such time that it becomes the Beneficial of more than the Grandfathered Percentage of the shares of Common Stock then outstanding. The Amendment further defines the Grandfathered Percentage as the lesser of (x) 15% and (y) the percentage of the shares of Common Stock outstanding of which the Grandfathered Shareholder is the Beneficial Owner as of 4:00 p.m., New York City time, on November 10, 2025; provided that, in the event the Grandfathered Shareholder shall sell, transfer, or otherwise dispose of any outstanding shares of Common Stock after such time or if the percentage of outstanding shares of Common Stock that such Grandfathered Shareholder Beneficially Owns is reduced as a result of the issuance of additional securities of the Company, the Grandfathered Percentage shall, subsequent to such sale, transfer, disposition or dilutive event, mean the lesser of (i) the Grandfathered Percentage as in effect immediately prior to such sale, transfer, disposition or dilutive event or (ii) the percentage of shares of Common stock outstanding that the Grandfathered Person Beneficially Owns immediately following such sale, transfer, disposition or dilutive event.

The Amendment defines “13G Investor” a Beneficial Owner of Common Stock representing less than 15% of the shares of Common Stock then outstanding, and that is entitled to file, and does file, a statement on Schedule 13G (“Schedule 13G”) pursuant to Rule 13d-1(b) or Rule 13d-1(c) of the General Rules and Regulations under the Exchange Act as in effect on the date of this Agreement with respect to the Common Stock Beneficially Owned by such Person; provided that a Person who was deemed a 13G Investor shall immediately cease to be a 13G Investor for all purposes hereunder upon such Person filing a Schedule 13D with respect to the Common Stock Beneficially Owned by such Person containing disclosure that is inconsistent with a representation that it has no plan or proposal that relates to or would result in any of the actions or events set forth in Item 4 of Schedule 13D and otherwise has no intent to seek control of the Company (other than by voting the Common Stock over which such Person has voting power) (such filing of a Schedule 13D, an “Inconsistent 13D Filing”), and shall be deemed an Acquiring Person if it is the Beneficial Owner of 10% or more of the Common Stock then outstanding at any point from the time it ceases to so be a 13G Investor.

In addition, the Amendment amends Exhibit C to the Rights Agreement to change the beneficial ownership threshold included in the summaries of each of the Distribution Date, Exchange Provision and Redemption of Rights to 10% (or, in the case of a 13G Investor, 15%) of the company’s common stock.

In all other material respects, the Rights Agreement remains in full force and effect.

The foregoing description of the material terms of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Statement of Designations of the Preferred Shares, the Rights Agreement and the Amendment which are included as Exhibits 3.1, 4.1 and 4.2, respectively, to this Form 8-A/A and incorporated herein by reference.

Item 2.	Exhibits

Exhibit	Description

3.1	Statement of Designations of Series B Preferred Stock of Genco Shipping & Trading Limited (1)

4.1
Rights Agreement dated as of October 1, 2025 between Genco Shipping & Trading Limited. and Computershare Inc., as Rights Agent (including the form of Statement of Designations of Series B Preferred Stock attached thereto as Exhibit A, the form of Right Certificate attached thereto as Exhibit B and the Summary of Rights to Purchase Preferred Shares attached thereto as Exhibit C) (1)

4.2	First Amendment to Shareholder Rights Agreement dated as of November 10, 2025 between Genco Shipping & Trading Limited. and Computershare Inc., as Rights Agent (2)
(1)	Incorporated by reference to the Company’s Report on Form 8-K filed with the Securities and Exchange Commission on October 1, 2025.

(2)	Incorporated by reference to the Company’s Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2025.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

GENCO SHIPPING & TRADING LIMITED

By:	/s/ John C. Wobensmith
	Name:	John C. Wobensmith
	Title:	Chief Executive Officer and President

Date:	November 10, 2025